Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of Ispire Technology Inc. filed on August 10, 2023 of our report dated October 7, 2022 relating to the consolidated financial statements of Ispire Technology Inc. as of June 30, 2022 and 2021 and for the years then ended. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ MSPC
MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York

August 10, 2023

www.mspc.cpa
An independent firm associated with Moore Global Network Limited	340 North Avenue, Cranford, NJ 07016-2496 546 5th Avenue, 6th Floor, New York, NY 10036-5000	908 272-7000 212 682-1234